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                                                                    EXHIBIT 10.9

                               EMPLOYMENT CONTRACT

                  AGREEMENT made as of December 31, 2001 between BEVERLY ENTERPRISES, INC., a Delaware corporation (the "Company"), and JEFFREY P. FREIMARK (the "Executive").

                  WHEREAS, Executive is employed by the Company; and

                  WHEREAS, the Company desires to assure itself of the management services of the Executive by directly engaging the Executive as the Executive Vice President and Chief Financial Officer of the Company; and

                  WHEREAS, the Company wishes to encourage the Executive to remain with and devote full time and attention to the business affairs of the Company and wishes to provide income protection to the Executive for a period of time in the event of an involuntary Termination of Employment not for Cause or a voluntary Termination of Employment for Good Reason within the Term of this Agreement;

                  NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

                  1.       Definitions.

                           (a) "Base Salary" shall mean the Executive's regular annual rate of base pay, as set forth in Paragraph 4(a), as of the date in question.

                           (b) The "Benefit Multiplier" shall be equal to 2.0 except that if Executive's Termination of Employment is pursuant to Paragraphs 6(b) or 6(c) it shall be equal to 3.0.

                           (c) The Benefit Period" shall be the period of years equal to the Benefit Multiplier which follows the Executive's Termination of Employment.

                           (d) "Cause" shall mean the Executive's (i) conviction of a crime involving moral turpitude or theft or embezzlement of property from the Company or (ii) willful misconduct or willful failure substantially to perform the duties of his position, but only if such has continued after receipt of notice from the Company's Board of Directors and such reasonable cure period as is set forth in such notice.

                           (e) A "Change in Control" shall be deemed to have taken place if: (i) any person, corporation, or other entity or group, including any "group" as defined in Section l3(d)(3) of the Securities Exchange Act of 1934, other than any employee benefit plan then maintained by the Company, becomes the beneficial owner of shares of the Company having 30 percent or more of the total number of votes that may be cast for the election of Directors of the Company; (ii) as the result of, or in connection with, any contested election for the Board of Directors of the Company, or any tender or exchange offer, merger or other business combination or sale of assets, or any combination of the foregoing (a "Transaction"), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company or its assets, or (iii) at any time (a) the Company shall consolidate with, or merge with, any other Person and the Company shall not be the continuing or surviving corporation, (b) any Person shall consolidate with, or merge with the Company, and the




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         Company shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding Company stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (c) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a subsidiary of any other Person, or (d) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any Person or Persons; provided, however, that notwithstanding anything to the contrary herein, a Change in Control shall not include either any transfer to a consolidated subsidiary, reorganization, spin-off, split-up, distribution, or other similar or related transaction(s) or any combination of the foregoing in which the core business and assets of the Company and its subsidiaries (taken as a whole) are transferred to another entity ("Controlled") with respect to which (1) the majority of the Board of Directors of the Company (as constituted immediately prior to such transaction(s)) also serve as directors of Controlled and immediately after such transaction(s) constitute a majority of Controlled's board of directors, and (2) more than 70% of the shareholders of the Company (immediately prior to such transaction(s)) become shareholders or other owners of Controlled and immediately after the transaction(s) control more than 70% of the ownership and voting rights of Controlled.

                           (f) The "Change in Control Date" shall mean the date immediately prior to the effectiveness of the Change in Control.

                           (g) The "Committee" shall mean the Compensation Committee of the Company's Board of Directors.

                           (h) The "Competitive Businesses" shall mean any of the health care businesses in which the Company is engaged as of the date of this Agreement.

                           (i) The Executive shall have "Good Reason" to terminate employment if: (i) the Executive is not elected, reelected, or otherwise continued in the office of the Company or any of its subsidiaries which he held immediately prior to the Change in Control Date, or he is removed as a member of the Board of Directors of the Company or any of its subsidiaries if the Executive was a director immediately prior to the Change in Control Date; (ii) the Executive's duties, responsibilities or authority as an employee are materially reduced or diminished from those in effect on the Change in Control Date without the Executive's consent; (iii) the Executive's duties, responsibilities, or authority as an employee are materially reduced or diminished from those in effect on the Effective Date without the Executive's consent; (iv) the Executive's compensation or benefits are reduced without the Executive's consent, unless all Executive-level officers have their compensation or benefits reduced in the same percentage amount; (v) the Company reduces the potential earnings of the Executive under any performance-based bonus or incentive plan of the Company in effect immediately prior to the Change in Control Date;
         (vi) the Company requires that the Executive's employment be based other than at its location on the Effective Date without his consent;
         (vii) any purchaser, assign, surviving corporation, or successor of the Company or its business or assets (whether by acquisition, merger, liquidation, consolidation, reorganization, sale or transfer of assets or business, or otherwise) fails or refuses to expressly assume in writing this Agreement and all of the duties and obligations of the Company hereunder pursuant to Section 16 hereof; or (viii) the Company breaches any of the provisions of this Agreement.

                           (j) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in
         Section 13(d).



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                           (k) "Target Bonus" shall mean the target bonus (100%
         level) established for the Executive for the year in question under the Company's "Annual Incentive Plan."

                           (l) "Termination of Employment" shall mean the termination of the Executive's employment by the Company other than such a termination in connection with an offer of immediate reemployment by a successor or assign of the Company or purchaser of the Company or its assets under terms and conditions which would not permit the Executive to terminate his employment for Good Reason.

                  2. Term. The initial term of this Agreement shall be for the period commencing on the Effective Date and ending on the third anniversary thereof. The Term shall be automatically extended by one additional day for each day beyond the Effective Date of this Agreement that the Executive remains employed by the Company until such time as the Company elects to cease such extension by giving written notice of such to the Executive. (In such event, the Agreement shall thus terminate on the third anniversary of the effective date of such notice).

                  3. Position and Duties. During the Term, the Executive shall serve, as an employee, as the Executive Vice President and Chief Financial Officer of the Company and shall have such duties, functions, responsibilities and authority as are consistent with the Executive's position as the senior executive officer in charge of all financial functions of the Company.

                  4.       Compensation and Related Matters.

                           (a) Annual Base Salary. The Executive shall receive a Base Salary at a rate of $425,000 per annum through December 31, 2002 and thereafter at any such greater rate as is determined by the Committee.

                           (b) Benefits. During the Term, the Executive shall be entitled to all of the following and any other benefits and prerequisites offered by the Company to executives generally:

                                    (i) Annual Incentive Plan. Executive is

                  eligible to participate in the Company's Annual Incentive Plan. Individual bonus targets are determined at the beginning of each year and are calculated as a percentage of Executive's base salary contingent upon meeting specific performance criteria. Executive's 2002 target bonus opportunity is 75% of his base salary of which $150,000 will be guaranteed. In addition, Executive will receive a sign-on bonus of $150,000 payable at time of his first paycheck with the Company.

                                    (ii) Stock Options. Contingent upon
                  Nominating and Compensation Committee approval, Executive will receive 150,000 incentive stock options at a grant price equal to the closing market price on his date of hire. SEC rules require that no more than $100,000 in value of ISO's vest in any one year, based on grant price. These options will vest at 25% per year. The granting of future options is discretionary and will be determined by the Nominating and Compensation Committee of the Board of Directors at its next regularly scheduled meeting.

                                    (iii) Employee Stock Purchase Plan.
                  Executive will be eligible to participate in the Employee Stock Purchase Plan after one year of full-time employment.




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                  This plan allows Executive to purchase Company stock through payroll deductions with a discretionary Company match.

                                    (iv) Executive SavingsPlus Plan. Executive
                  will be eligible on his date of hire to participate in the Executive SavingsPlus Plan.

                                    (v) Executive Deferred Compensation Plan.
                  Executive will be eligible to defer part of his base pay and bonus into a special account, which will be deemed invested in Company stock.

                                    (vi) Vacation Award. Executive's annual
                  vacation award of four (4) weeks will be effective upon his date of hire. Vacation is awarded January 1 and must be taken by December 31 of each year.

                                    (vii) Executive Physical Exams. The
                  Company's Board of Directors requests that Executive has regular comprehensive physical examinations. If Executive is age 50 or older, this is an annual requirement; if under 50, this exam is required once every two years. The Company will pay up to $1,000 in medical expenses incurred for physicals, and direct payment for physicals by the Company allows you to receive the examinations as a non-taxable benefit.

                                    (viii) Medical/Dental/Vision Plans. These
                  plans offer medical and dental coverage for the Executive and his covered dependants effective on the first day of the month following three months of employment. The Company pays for the majority of Executive's coverage through a pre-tax plan reimbursed to you through a Benefit Allowance.

                                    (ix) Executive Medical Reimbursement Plan.
                  This plan pays 100% of costs not covered by the Company's Medical and Dental Plans up to $5,000 per year for Executive and his eligible dependants. The plan also covers vision exams, contact lenses and glasses. This plan is effective on the first day of the month on or following completion of three continuous months of full-time service.

                                    (x) Accidental Death and Dismemberment.
                  Executive will receive $25,000 of Accidental Death and Dismemberment coverage effective on the first day of the month on or following completion of three continuous months of full-time service. Executive can also enroll for additional voluntary coverage is he so chooses.

                                    (xi) Life, Voluntary Long-Term Disability
                  and Travel Accident Insurance. Executive will receive one times his annual salary in group term life insurance coverage paid by the Company. Executive will be automatically enrolled and responsible for premiums in the voluntary long-term disability plan unless you waive coverage. Both plans are effective on the first day of the month following completion of three continuous months of employment. Business travel coverage of $100,000 is effective on Executive's date of hire.



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                                    (xii) Group Universal Life Program.
                  Executive is eligible to enroll in the Group Universal Life Program immediately upon his date of hire. The earliest Executive's coverage will be effective on the first day of the month on or following completion of three continuous months of full-time service. To obtain the guaranteed issue limits Executive must apply for coverage within 120 days from his date of hire.

                                    (xiii) Relocation. Executive will be
                  provided a copy of the Company's relocation plan. A Reimbursement Agreement will be provided at the time Executive is ready to access this benefit.

                                    (xiv) Executive Life Insurance. Executive is
                  eligible for $300,000 of Split Dollar Life Insurance fully paid for by the Company. Executive will vest in this policy 10% per year after age 50 once you have completed ten years of service.

                                    (xv) Loan Repayment. Company will advance
                  Executive a lump sum amount for repayment of the balance due on his loan to his previous employer once supporting documentation has been received. Repayment conditions for the loan from the Company will be tied to retention. The loan will be forgiven ratably annually over a four-year period of time, based on continued employment. Any remaining balance will be immediately forgiven if Executive is terminated as the result of a Change in Control or by the Company without Cause, with gross-up provided for federal and state taxes at Executive's incremental rate. The loan shall be in the form attached as
                  Exhibit 1.

                  5.       Non-Solicitation.

                           (a) Executive shall not at any time during the period of his employment with the Company, or during the one (1) year period immediately following his Termination of Employment with the Company ("Non-Solicitation Period"), without the prior written consent of the Company, on behalf of himself or any other person, solicit for employment or employ any of the current officers or employees of the Company; provided, however, that nothing contained herein shall prohibit Executive from hiring employees of the Company when such employment results from general solicitations for employment.

                           (b) Executive shall not at any time during the period of his employment with the Company, or during the Non-Solicitation Period, without the prior written consent of the Company, solicit for his own use, or for the use of any company or person by whom he is employed, or for whom he may be acting, any of the current customers of the Company, nor shall he divulge to any other person any information or fact relating to the management, business (including prospective business), finances, its customers or the terms of any of the contracts of the Company which has heretofore or which may hereafter come to the knowledge of Executive which is not freely available to the public.

                           (c) Executive shall not, during the Non-Solicitation Period, in any way defame the Company or disparage its business capabilities, products, plans or management to any customer, potential customer, vendor, supplier, contractor, subcontractor of the Company so as to affect adversely the goodwill or business of the Company.

                           (d) Executive covenants and agrees that a breach of these subparagraphs (a), (b) or (c) would immediately and irreparably harm the Company and that a remedy at law would be



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         inadequate to compensate the Company for its losses by reason of such breach and therefore that the Company shall, in addition to any rights and remedies available under this Agreement, at law or otherwise, be entitled to any injunction to be issued by any court of competent jurisdiction enjoining and restraining Executive from committing any violation of these subparagraphs (a), (b) or (c), and Executive hereby consent to the issuance of such injunction.

                           (e) For purposes of this Section 5 and in consideration of this Agreement, this non-solicitation agreement has been separately negotiated and bargained for, and constitutes a substantial portion of the consideration for this Agreement.

                  6. Eligibility for Severance Benefits. The Executive shall be eligible for the benefits described in Paragraph 7 (the "Severance Benefits") if:

                           (a) during the Term, the Executive has a Termination of Employment initiated (i) by the Company without Cause, or (ii) by the Executive for Good Reason, and, in either case, subsections (b) or
         (c) do not apply,

                           (b) during the Term there has been a Change in Control and during the 31 day period commencing on the first day of the 13th calendar month following the Change in Control Date (e.g. the period April 1, 1999 - May 1, 1999, inclusive, for a Change in Control which is effective in the month of March, 1998), the Executive has a Termination of Employment initiated by the Executive without Good Reason, or

                           (c) during the Term either (i) there has been a Change in Control and during the two year period commencing on the Change in Control Date the Executive has a Termination of Employment which is initiated by the Company without Cause or by the Executive for Good Reason, or (ii) the Executive has a Termination of Employment initiated by the Company without Cause or by the Executive for Good Reason following the commencement of any discussion with a third person that ultimately results in a Change in Control with such third person within 12 months of the commencement of such discussions (in which case, the date of such discussion shall be substituted for the Change in Control Date wherever appropriate, including in the definition of "Good Reason" and in Paragraph 7 hereof).

                           7. Severance Benefit. Upon satisfaction of the requirements set forth in Paragraph 6, and subject to Paragraphs 8 and 11, the Executive shall be entitled to the following Severance Benefits(a) Cash Payment. The Executive shall be entitled to receive an amount of cash equal to the Benefit Multiplier times the greater of:

                                    (i)     the sum of the Executive's Base
                  Salary as in effect upon the Termination of Employment, and the greater of

                                            (A) the Executive's Target Bonus
                           as in effect upon the Termination of Employment or,

                                            (B) the Executive's actual bonus
                           under the Company's "Annual Incentive Plan" for the year prior to the year of the Executive's Termination of Employment; or

                                    (ii)    the sum of the Executive's Base
                  Salary as in effect on the Change in Control Date, and the greater of



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                                            (A) the Executive's Target Bonus as
                           in effect upon the Change in Control Date or,

                                            (B) the Executive's actual bonus
                           under the Company's "Annual Incentive Plan" for the year prior to the Change in Control Date.

The payment shall be made in a single lump sum within ten days following the Executive's Termination of Employment.

                           (b) Long-Term Incentive Award; Equity-Based
         Compensation. The Executive's interest under the Company's long-term incentive plans shall be fully vested. Any and all (i) options, phantom units, and other awards granted to Executive to purchase Company stock or which is measured by the current market value of Company stock and
         (ii) restricted stock of the Company, owned by the Executive shall be fully vested.

                           (c) Continuation of Benefits.

                                       (i) For the Benefit Period, the Executive
                               shall be treated as if he had continued to be an employee for all purposes under the Company's Medical Plan, Executive Medical Reimbursement Plan and Dental Plan. Following this period, the Executive shall be entitled to receive continuation coverage under Part Six of Title I of ERISA ("COBRA Benefits") treating the end of this period as a termination of the Executive's employment (other than for gross misconduct). In the event Executive is deceased, but would otherwise have been entitled to these benefits, all of these benefits shall be continued for the applicable period for his spouse and children.

                                       (ii) The Company shall maintain in force,
                               at its own expense, for the remainder of the Executive's life, the vested life insurance in effect under the Company's Executive Split Dollar Life Insurance Plan (as described in Paragraph 4(b)) as of the Change in Control Date or as of the date of Termination of Employment, whichever is greater.

                           (d) Relocation Benefit. If, within the Benefit Period after the Executive's Termination of Employment, the Executive gives the Company written notice that he desires to relocate within the continental United States, the Company will reimburse the Executive for any reasonable relocation expenses (in accordance with the Company's general relocation policy for executives as then in effect, or, at the Executive's election, as in effect on the Change in Control Date) in connection with such relocation.

                           (e) Executive Savings Plus Plan. For the year of the Executive's Termination of Employment, the Company will make the contribution to the Executive Savings Plus Plan on behalf of the Executive that it would have made if the Executive had not had a Termination of Employment, but in no event less than the percentage contribution it made for the Executive in the immediately preceding year (and increased to take account of the additional year of service), in each case taking account of the Executive's annualized rate of "Compensation" (as defined in the Executive Savings Plus Plan) and the percentage of such Compensation that the Executive is contributing to the Executive Savings Plus Plan, as of the date of Termination of Employment, and



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         the Company's matching contribution rate for such year (or, if greater, the preceding year). The portion of the Company's matching contribution which is based on the preceding year's contribution percentage shall be contributed to the Executive Savings Plus Plan on behalf of the Executive immediately upon the Executive's Termination of Employment and any additional contribution required shall be paid as soon as the amount is determined.

                           (f) Executive Deferred Compensation Plan. For the year of the Executive's Termination of Employment, the Company will make the contribution to its Executive Deferred Compensation Plan (the "EDC Plan") that it would have made if the Executive had not had a Termination of Employment determined based on the Executive's deferral for such year. At Executive's election, the Company contribution shall be paid to the Executive immediately upon his Termination of Employment.

                           (g) Plan Amendments. The Company shall adopt such amendments to its employee benefit plans and insurance policies as are necessary to effectuate the provisions of this Agreement. If and to the extent any benefits under this Paragraph 7 are not paid or payable or otherwise provided to the Executive or his dependents or beneficiaries under any such plan or policy (whether due to the terms of the plan or policy, the termination thereof, applicable law, or otherwise), then the Company itself shall pay or provide for such benefits.

                  8. Golden Parachute Gross-Up. If, in the written opinion of a Big 4 accounting firm engaged by either the Company or the Executive for this purpose (at the Company's expense), or if so alleged by the Internal Revenue Service, the aggregate of the benefit payments under Paragraph 7 would cause the payment of one or more of such benefits to constitute an "excess parachute payment" as defined in Section 280G(b) of the Internal Revenue Code ("Code"), then the Company will pay to the Executive an additional amount in cash (the "Gross-Up Payment") equal to the amount necessary to cause the net amount retained by the Executive, after deduction of any (i) excise tax on the payments under Paragraph 7, (ii) federal, state or local income tax on the Gross-Up Payment, and (iii) excise tax on the Gross-Up Payment, to be equal to the aggregate remuneration the Executive would have received under Section 7, excluding such Gross-Up Payment (net of all federal, state and local excise and income taxes), as if Sections 280G and 4999 of the Code (and any successor provisions thereto) had not been enacted into law. The Gross-Up Payment provided for in this Paragraph shall be made within ten (10) days after the termination of Executive's employment, provided however that if the amount of the payment cannot be finally determined at the time, the Company shall pay to Executive an estimate as determined in good faith by the Company of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth
(30th) day after the date of termination. Any dispute concerning the application of this Paragraph shall be resolved pursuant to Paragraph 10, and if Paragraph 11 applies, any reference in this Paragraph and to Paragraph 7 shall also be deemed to include a reference to Paragraph 11 as well.

                  9. Waiver of Other Severance Benefits. The benefits payable pursuant to this Agreement are in lieu of any other severance benefits which may otherwise be payable to the Executive upon termination of employment with the Company, whether or not in connection with a Change in Control (including without limitation, any benefits to which Executive might otherwise have been entitled under any employment, change in control, or severance agreement or other compensation or employee benefit plan to which the Company was a party or which was assumed by the Company), except those benefits which are to be made available to the Executive as required by applicable law.



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                  10. Disputes. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the city of Fort Smith, Arkansas, using a single arbitrator, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The arbitrator shall have the power to order specific performance, mandamus, or other appropriate legal or equitable relief to enforce the provisions of this Agreement. The Company shall pay all costs of the arbitration and all reasonable attorney's and accountant's fees of the Executive in connection therewith.

                  11. Additional Payments Due to Dispute. Notwithstanding anything to the contrary herein, and without limiting the Executive's rights at law or in equity, if the Company fails or refuses to timely pay to the Executive the benefits due under Paragraphs 7 and/or 8 hereof, then the benefits under Paragraph 7(a) shall be increased and the benefits under Paragraphs 7(c), 7(d), and 7(g) shall each be continued by one additional day for each day of any such failure or refusal of the Company to pay. In addition, any Gross-Up Payment due under Paragraph 8 shall be increased to take into account any increased benefits under this Paragraph.

                  12. No Set-Off. There shall be no right of set-off or counterclaim in respect of any claim, debt, or obligation against any payment to or benefit for the Executive provided for in this Agreement.

                  13. No Mitigation Obligation. The parties hereto expressly agree that the payment of the benefits by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

                  14. Waiver of Rights. Executive hereby waives any rights against the Company, including without limitation any rights under any employment, change in control, or severance agreement; under any stock option or long-term incentive plan or any other compensation or employee benefit plan.

                  15. Non-disclosure of Proprietary Information, Surrender of Records; Inventions and Patents.

                           (a) Proprietary Information. Executive shall not during the term of employment or at any time thereafter (irrespective of the circumstances under which Executive's employment terminates), directly or indirectly use for his own purpose or for the benefit of any person or entity other than Company, nor otherwise disclose, any proprietary information, as defined below, to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. For purposes of this Agreement, the term "proprietary information" shall include, but is not limited to: (a) the name or address of any client or affiliate of Company or any information concerning the transactions or relations of any client or affiliate of Company with Company or any of its shareholders; (b) any information concerning any product, service, methodology, analysis, presentation, technology or procedure employed by Company but not generally known to its clients or competitors, or under development by or being tested by Company but not at the time offered generally to clients; (c) any information relating to Company's computer software, computer systems, pricing or marketing methods, capital structure, operating results, borrowing arrangements or business plans; (d) any information which is generally regarded as confidential or proprietary in any line of business engaged in by Company; (e) any information contained in any of Company's written or oral policies and procedures or employee manuals; (f) any




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         information belonging to clients or affiliates of Company which Company has agreed to hold in confidence; (g) any inventions, innovations or improvements covered by subsection 15(c) below; (h) any other information which Company has reasonably determined to be confidential or proprietary; and (i) all written, graphic, electronic and other material relating to any of the foregoing. Information that is not novel or copyrighted or patented may nonetheless be proprietary information. Proprietary information, however, shall not include any information that is or becomes generally known to the industries in which Company competes through sources independent of Company or Executive or through authorized publication by Company to persons other than Company's employees.

                           (b) Confidentiality and Surrender of Records. Executive shall not during the term of employment or at any time thereafter (irrespective of the circumstances under which Executive's employment terminates), except as required by law, directly or indirectly give or disclose any "confidential records" (as hereinafter defined) to, or permit any inspection or copying of confidential records by, any individual or entity other than in the ordinary course and scope of such individual's or entity's employment or retention by Company, nor shall he use or retain any of the same following termination of his employment. Executive shall promptly return to Company all "confidential records" upon the termination of Executive's employment with Company. For purposes hereof, "confidential records" means all correspondence, memoranda, files, analyses, studies, reports, notes, documents, manuals, books, lists, financial, operating or marketing records, computer software, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive's possession or under his control or accessible to him which contain any proprietary information as defined in subsection 15(a) above. All confidential records shall be and remain the sole property of Company during the term of employment and thereafter.

                           (c) Inventions, Patents, and Copyrights. All inventions, innovations or improvements in Company's method of conducting its business (including policies, procedures, products, improvements, software, ideas and discoveries, whether or not patentable or copyrightable) conceived or made by Executive, either alone or jointly with others, during the term of employment belong to Company. Executive will promptly disclose in writing such inventions, innovations or improvements to Company and perform all actions reasonably requested by Company to establish and confirm such ownership by Company, including, but not limited to, cooperating with and assisting Company in obtaining patents and copyrights for Company in the United States and in foreign countries. Any patent or copyright application filed by Executive within a year after termination of his employment hereunder shall be presumed to relate to an invention or work of authorship which was made during the term of employment unless Executive can provide conclusive evidence to the contrary.

                  16.      Successors; Binding Agreement.

                           (a) This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving corporation, or upon any transfer of all or substantially all of the Company's assets, or any other Change in Control. The Company shall require any purchaser, assign, surviving corporation or successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any purchaser, assign, surviving corporation or successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, transfer of all or substantially all of the business or assets of the Company, or otherwise (and such purchaser, assign, surviving corporation or successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but this Agreement shall not otherwise be assignable, transferable or delegable by the Company.

                           (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

                           (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 16. Without limiting the generality of the foregoing, the Executive's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, or otherwise subject to anticipation, alienation, sale, encumbrance, charge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law, other than by a transfer by his will or by the laws of descent and distribution. Any attempt, voluntarily or involuntarily, to effect any action prohibited by this Paragraph shall be null, void, and of no effect.

                  17. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, or other similar means of communication, as follows:

                           (a) If to the Company, addressed to its principal executive offices to the attention of its Secretary;

                           (b) If to the Executive, to him at the address set forth below under the Executive's signature, or at any such other address as either party shall have specified by notice in writing to the other.

                  18. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Company. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

                  19. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

                  20. Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

                  21. Indemnification. The Company shall indemnify, defend, and hold the Executive harmless from and against any liability, damages, costs, or expenses (including attorney's fees) in connection with any claim, cause of action, investigation, litigation, or proceeding involving him by reason of his having been an officer, director, employee, or agent of the Company, unless it is judicially determined, in a final, nonappealable order that the Executive was guilty of gross negligence or willful misconduct. The Company also agrees to maintain adequate directors and officers liability insurance for the benefit of Executive for the term of this Agreement and for at least three years, thereafter, to the extent such insurance is reasonably available and provided to all executives of the Company.

                  22. ERISA. This Agreement is pursuant to the Company's Severance Plan for Executives (the "Plan") which is unfunded and maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Plan constitutes an employee welfare benefit plan ("Welfare Plan") within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Any payments pursuant to this Agreement which could cause the Plan not to constitute a Welfare Plan shall be deemed instead to be made pursuant to a separate "employee pension benefit plan" within the meaning of Section 3(2) of ERISA as to which the applicable portions of the document constituting the Plan shall be deemed to be incorporated by reference. None of the benefits hereunder may be assigned in any way.

                  23. Governing Law. This Agreement shall be interpreted, administered and enforced in accordance with the law of the State of Arkansas, except to the extent pre-empted by Federal law.

                  24. Severance Agreement and Release. As a precondition to obtaining any severance benefits under this Agreement, Executive agrees to execute the attached form of Severance Agreement and Release of Claims within twenty-one (21) days of his Termination of Employment unless he agrees to a shorter period of time for consideration of the Severance Agreement and Release of Claims.

                  The parties have duly executed this Agreement to be effective as of the date first written above.

BEVERLY ENTERPRISES, INC.                        EXECUTIVE

By:
   ----------------------------------------      ------------------------------
     William R. Floyd                                Jeffrey P. Freimark
     Chairman, President and Chief
       Executive Officer

By:
   ----------------------------------------
     Douglas J. Babb
     Executive Vice President, Law and
       Government Relations and Secretary

                             DEMAND PROMISSORY NOTE

$194,092.47                                                 Fort Smith, Arkansas
                                                            December 31, 2001


         ON DEMAND, FOR VALUE RECEIVED, the undersigned, JEFFREY P. FREIMARK ("Maker"), promises to pay to BEVERLY ENTERPRISES, INC. ("Holder"), at One Thousand Beverly Way, Fort Smith, Arkansas 72919, or such other place as Holder may direct by written notice to Maker, the principal sum of ONE HUNDRED NINETY FOUR THOUSAND NINETY TWO DOLLARS and 47/100 ($194,092.47), plus interest thereon at the applicable federal rate as provided in Section 1 below. Principal, together with all accrued and unpaid interest thereon shall be due and payable upon demand at the address of Holder set forth above.

         SECTION 1. INTEREST RATE. All unpaid amounts owed pursuant to the terms of this Note shall bear interest at the lesser of (a) the maximum rate of interest permitted by applicable law (the "Maximum Rate") or (b) the federal short-term rate in effect during the periods in which any amount owed pursuant to the terms of this Note is outstanding, with such federal short-term rate being (i) compounded semi-annually, for the period beginning on the date of this Note through January 31, 2002, and (ii) revised for the six-month period beginning on February 1, 2002, and again revised every six-month period thereafter, in accordance with the applicable federal short-term rate published by the Internal Revenue Service that is in effect on the first month of that semi-annual period (i.e., January or July as the case may be); provided, however, that for any entire calendar year that the Note remains outstanding, this Note shall bear interest at the "blended annual rate" which is published annually by the Internal Revenue Service.

         SECTION 2. DEFAULT BY MAKER. Upon failure of Maker to pay any sums due hereunder, whether interest or principal, the entire outstanding principal balance, including any previously accrued but unpaid interest, shall bear interest at the rate equal to the lesser of (a) five percent (5%) above the applicable federal rate, or (b) the Maximum Rate.

         SECTION 3.  FORGIVENESS AND REPAYMENT OF LOAN; GROSS UP FORTAXES.

         (a) On December 31 of each year for which Maker has been a full-time employee of Holder for such year, Holder will forgive one-fourth of the original stated balance set forth above of the loan evidenced by this Note and accrued, but unpaid interest. If Maker is employed by the Holder on December 31 of the fourth year following the date of this Note, Holder will forgive all outstanding principal, accrued, but unpaid interest, and all other amounts owed pursuant to this Note. If, prior to December 31 of the fourth year following the date of this Note, Maker's employment is terminated by Holder, Without Cause (as defined in the Employment Agreement referenced in Section 7 below (the "Employment Agreement")) or due to a Change in Control (as defined in the Employment Agreement), Holder will forgive all outstanding principal, accrued but unpaid interest, and all other amounts owed pursuant to this Note.

                     (b) If, prior to December 31 of the fourth year following
             the date of this Note, Maker terminates his employment with Holder, or Holder terminates Maker's employment For Cause (as defined in the Employment Agreement), the entire remaining outstanding principal amount together with all remaining accrued but unpaid interest on such amount and all other remaining amounts owing pursuant to the terms of this Note, shall immediately be due and payable effective as of the date of termination of Maker's employment. To the fullest extent permitted by applicable law, Maker grants to Holder the right to offset, without notice, all or a portion of the amounts owed by Maker pursuant to the terms of this Note against any amounts owed by Holder to Maker.

         (c) For each year for which all or a portion of the outstanding principal amount and the accrued, but unpaid, interest is forgiven by Holder pursuant to the terms of this Note, Holder shall pay to Maker an amount equal to the sum of (i) the total liability for Taxes (defined below) that Maker owes as a result of the forgiveness of such amounts for such year, and (ii) the total liability for Taxes that Maker owes for a year as a result of the payment to Maker of the amounts set forth in Section 3(c)(i) above (both such amounts being collectively referred to herein as the "Gross Up Amount"). The Gross Up Amount will be paid by Holder to Maker on or before the later of (x) the 60th day following the end of the calendar year to which the Gross Up Amount applies, or
(y) the 15th day following notice from Maker of the Gross Up Amount for the applicable calendar year. For purposes of this Note, "Taxes" means all federal and state income taxes, including, without limitation, FICA and state level equivalents, to which Maker is subject.

         SECTION 4. PREPAYMENT. Maker may prepay this Note, in whole or in part, at any time or from time to time before demand, without premium or penalty. Maker hereby waives presentment, notice of dishonor, notice of acceleration, demand for payment, protest and notice of protest of this Note.

         SECTION 5. BINDING EFFECT. This Note shall be binding upon Maker, his heirs, executors, administrators, successors and assigns.

         SECTION 6. ALTERATION, AMENDMENT OR WAIVER. No alteration, amendment or waiver of any provision of this Note shall constitute a waiver of any other term hereof, or otherwise release or discharge the liability of Maker under this Note. Maker agrees to pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees.

         SECTION 7. EMPLOYMENT AGREEMENT. This Note is subject to the terms and conditions of the Employment Agreement between Maker and Holder attached hereto as ADDENDUM A, and incorporated herein for all purposes.

         SECTION 8. GOVERNING LAW. This Note is governed by and shall be construed in accordance with the laws of the State of Delaware. If any term or condition of this Note or its application to either party shall, to any extent, be invalid or unenforceable, the remainder of the Note, or the application of such term or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term or condition of this Note shall be valid and shall be enforced to the fullest extent permitted by law.

         SECTION 9. OFFSETS. Maker shall have no right to offset against any amount owed pursuant to the terms of this Note for any amounts owed by Holder to Maker.

         SECTION 10. USURY SAVING PROVISION. It is the intent of Maker and Holder in the execution of this Note to contract in strict compliance with applicable usury law. In furtherance thereof, Maker and Holder stipulate and agree that none of the terms and provisions contained in this Note, or in any other instrument executed in connection herewith, shall ever be construed to create a contract to pay interest at a rate in excess of the Maximum Rate. Neither Maker nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be obligated or required to pay interest on this Note at a rate in excess of the Maximum Rate, and the provisions of this paragraph shall control over all other provisions of this Note and any other documents now or hereafter executed that may be in apparent conflict herewith. If the principal of this Note is prepaid, and as a result thereof the interest received for the actual period of existence of the loan evidenced by this Note exceeds the Maximum Rate, the Holder shall credit the amount of such excess against the principal balance of this Note then outstanding and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest; provided, however, that if the principal hereof has been paid in full, such excess shall be refunded to Maker. If the Holder shall receive money (or anything else) that is determined to constitute interest and that would increase the effective interest rate on this Note to a rate in excess of the Maximum Rate, the amount determined to constitute interest in excess of the Maximum Rate shall be credited against the principal balance of this Note then outstanding or, if the principal balance has been paid in full, refunded to Maker, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. If the Holder shall not actually receive, but shall contract for, request or demand, a payment of money (or anything else) that is determined to constitute interest and that would increase the effective interest rate contracted for or charged on this Note to a rate in excess of the Maximum Rate, the Holder shall be entitled, following such determination, to waive or rescind the contractual claim, request or demand for the amount determined to constitute interest in excess of the Maximum Rate, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Note, Maker acknowledges that Maker believes the loan evidenced by this Note to be non-usurious and agrees that if, at any time, Maker should have reason to believe that such loan is in fact usurious, Maker will give the Holder notice of such condition. Maker agrees that the Holder shall have sixty (60) days following receipt of such written notice in which to make appropriate refund or other adjustment in order to correct such condition if in fact such condition exists. Additionally, if, from any circumstance whatsoever, fulfillment of any provision hereof shall, at the time fulfillment of such provision is due, involve transcending the Maximum Rate then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Rate. The term "APPLICABLE LAW" as used in this Note shall mean the laws of the State of Delaware or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

         SECTION 11. COGNOVIT NOTE. THE UNDERSIGNED HEREBY AUTHORIZES ANY ATTORNEY AT LAW TO APPEAR FOR THE UNDERSIGNED, IN AN ACTION ON THIS NOTE, AT ANY TIME AFTER THE SAME BECOMES DUE, AS HEREIN PROVIDED, IN ANY COURT OF RECORD IN OR OF THE STATE OF ARKANSAS, OR ELSEWHERE, TO WAIVE THE ISSUING AND SERVICE OF PROCESS AGAINST THE UNDERSIGNED AND TO CONFESS JUDGMENT IN FAVOR OF THE HOLDER OF THIS NOTE AGAINST THE UNDERSIGNED FOR THE AMOUNT THAT MAY BE DUE, WITH INTEREST AT THE RATE HEREIN MENTIONED AND COSTS OF SUIT, AND TO WAIVE AND RELEASE ALL ERRORS IN SAID PROCEEDINGS AND JUDGMENT, AND ALL PETITIONS IN ERROR, AND RIGHT OF APPEAL FROM THE JUDGMENT RENDERED. THE UNDERSIGNED AGREES THAT THE HOLDER'S ATTORNEY MAY CONFESS JUDGMENT PURSUANT TO THE FOREGOING WARRANT OF ATTORNEY. THE UNDERSIGNED FURTHER AGREES THAT THE ATTORNEY CONFESSING JUDGMENT PURSUANT TO THE FOREGOING WARRANT OF ATTTORNEY MAY RECEIVE A LEGAL FEE OR OTHER THING OF VALUE FROM THE HOLDER OF THIS NOTE.

         WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.


                                     MAKER:


                                     ------------------------------------------
                                     Jeffrey P. Freimark


                                     HOLDER:

                                     BEVERLY ENTERPRISES, INC.


                                     By:
                                        ---------------------------------------
                                     Name:
                                          -------------------------------------
                                     Title:
                                           ------------------------------------